Exhibit 99.1

KalVista Pharmaceuticals Announces Closing of Merger with Carbylan Therapeutics

—Combined company renamed KalVista Pharmaceuticals, Inc., listed on Nasdaq with ticker “KALV” —

—Continued focus on development of protease inhibitors with multiple molecules for oral treatment of hereditary angioedema (HAE) in the clinic in 2017—

—Appoints Benjamin L. Palleiko as Chief Financial Officer—

Cambridge, MA and Palo Alto, CA, November 22, 2016 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors, today announced the closing of the previously announced merger with Carbylan Therapeutics, Inc. As a result of the completion of this transaction, Carbylan changed its name to KalVista Pharmaceuticals, Inc. The Company will commence trading on November 22, 2016 on the NASDAQ Stock Market under the symbol “KALV”.

KalVista is now funded with more than $38 million to support its portfolio of drug development programs, initially focused on oral plasma kallikrein treatments for hereditary angioedema (HAE) and diabetic macular edema (DME). KalVista is developing a portfolio of drugs for HAE, with the first oral HAE candidate, KVD818, having commenced a Phase I clinical trial in the third quarter of 2016. Additional HAE candidates are planned to begin clinical trials in 2017 and beyond. KalVista’s objective is to advance multiple oral drug candidates through Phase I, first-in-human studies in order to select those with the potential to deliver best-in-class status for further development. KalVista is also developing KVD001, an intravitreally-delivered therapy for DME. This program has completed a Phase I clinical trial in DME patients and is expected to progress to Phase II clinical development in 2017.

In conjunction with the closing, KalVista welcomed Benjamin L. Palleiko as the Chief Financial Officer of KalVista. Mr. Palleiko has over twenty years of experience in the industry, as both a senior life sciences investment banker and Chief Financial Officer of several public and private life sciences companies. He has raised more than $2 billion in capital and completed over 50 transactions in his business career. Mr. Palleiko holds a MBA in Finance and a MA in International Relations from the University of Chicago, and a BA in Quantitative Economics from Tufts University. Prior to graduate school, he served in the U.S. Navy as a Naval Aviator flying carrier-based jet aircraft.

“The transition of KalVista to the public markets is an important milestone in the strategic development of the Company as we advance our pipeline of novel serine protease therapeutics,” said Andrew Crockett, KalVista’s Chief Executive Officer. “With the capital raised in this transaction and an experienced leadership team, KalVista is even better positioned to accelerate our clinical programs to bring new treatment options to patients with hereditary angioedema and diabetic macular edema. We also are particularly pleased that Ben Palleiko has chosen to join us as CFO at this time, as his deep background and skills will help us as we enter the next phase of growing shareholder value as a public company.”

The executive leadership of the new Company is comprised of members of the KalVista management team, with members of the Carbylan team departing the Company. The management team is initially comprised of Mr. Crockett as Chief Executive Officer; Christopher Yea, Ph.D. as Chief Development Officer; and Mr. Palleiko as Chief Financial Officer. The board of directors is comprised of seven members, consisting of five members designated by KalVista: Richard Aldrich, who will serve as Chairman, Joshua Resnick, M.D., Rajeev Shah, Edward W. Unkart and Mr. Crockett; and two members designated by Carbylan, Albert Cha, M.D., Ph.D, and Arnold L. Oronsky, Ph.D. The Company has offices in Cambridge, MA and Porton Down, U.K.

About Hereditary Angioedema (HAE)

Hereditary angioedema (HAE) is a rare and potentially life-threatening genetic condition that occurs in fewer than 1 in 10,000 people. HAE patients are susceptible to sudden and prolonged attacks of edema, which often occur in the hands, feet, face, gastrointestinal tract, and airway. Attacks can result in severe swelling and pain, airway blockage, and nausea.

About Diabetic Macular Edema (DME)

Diabetic Macular Edema (DME) is a sight-threatening disease caused by disruption of the blood/retinal barrier leading to the accumulation of fluid in the macula and vision loss. DME affects an estimated 16% of diabetic patients within their lifetime, according to a 2012 study published in Diabetes Care. Approximately 900,000 patients in the United States alone have active DME and are at serious risk of vision loss, according to a 2013 study.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceuticals company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response, and which in excess can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). The Company has created a structurally diverse portfolio of oral plasma kallikrein inhibitors from which it plans to select multiple drug candidates to advance into clinical trials for HAE. In August 2016, KalVista commenced a Phase I first-in-human clinical trial for KVD818, the first of its orally delivered molecules for the treatment of HAE. KalVista’s most advanced program, an intravitreally administered plasma kallikrein inhibitor known as KVD001, has successfully completed its first-in-human study in patients with DME and is being prepared for Phase 2 studies in 2017.

For more information, please visit www.KalVista.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, future clinical trial timing and results. Further information on potential risk factors that could affect our business and its financial results are detailed in the definitive proxy statement filed on October 28, 2016, our most recent Quarterly Report on Form 10-Q, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

KalVista Pharmaceuticals

Leah Monteiro, Corporate Communications

857-241-3897

lmm@KalVista.com

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